Exhibit 99.1

Food Company, Inc.
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625

NEWS RELEASE

Contact: Joseph Tesoriero

Phone: (818) 879-6900

Beth Potillo

Phone: (818) 879-6733

DOLE FOOD COMPANY, INC. ANNOUNCES

SECOND QUARTER 2012 RESULTS

AND STRATEGIC BUSINESS REVIEW UPDATE

WESTLAKE VILLAGE, California – July 19, 2012 – Dole Food Company, Inc. today announced financial and operating results for the second quarter ended June 16, 2012. Dole reported second quarter of 2012 Adjusted EBITDA of $132 million compared to $161 million in the second quarter of 2011. GAAP income from continuing operations for the second quarter of 2012 was $66 million, or $0.74 per share, compared to $83 million, or $0.94 per share, in the second quarter of 2011. Comparable Income from continuing operations for the second quarter of 2012 was $71 million, or $0.80 per share, compared to $89 million, or $1.01 per share, in the second quarter of 2011 (see Exhibit 3).

For the first half of 2012, Adjusted EBITDA was $203 million compared to $272 million in the first half of 2011. GAAP income from continuing operations for the first half of 2012 was $83 million, or $0.94 per share, compared to $85 million, or $0.96 in the first half of 2011. Comparable Income from continuing operations for the first half of 2012 was $84 million, or $0.95 per share, compared to $135 million, or $1.53 per share, in the first half of 2011 (see Exhibit 3).

“We are pleased that our second quarter Adjusted EBITDA was in line with expectations,” said David A. DeLorenzo, Dole’s President and CEO. “As anticipated, banana earnings were weaker primarily due to lower pricing in North America. The positive steps we have taken to restructure our European operations have partially offset the impacts of weaker currencies in Europe. Fresh vegetables Adjusted EBITDA was higher compared to last year, with incremental earnings from last year’s berry acquisition and continuing improvement in our packaged salads business. Earnings in our packaged foods segment were lower than last year, as expected, due to the launch of our national advertising campaign to support our new Fruit Smoothie Shakers® and Frozen Fruit Single-serve cups.”

“We are continuing to look at a wide variety of potential alternatives as part of the strategic review of our businesses,” DeLorenzo continued. “As part of this review, we are exploring transactions that may include a full or partial separation of one or more of our businesses through a spin-off or other capital markets transaction, as well as joint venture and sale transactions, all of which are aimed at enhancing shareholder value. This review continues to be a company priority in our efforts to enhance shareholder value.”

Strategic Business Review

Deutsche Bank Securities Inc. and Wells Fargo Securities LLC are assisting the Board of Directors and management in reviewing a number of strategic alternatives. The company is currently evaluating prospective transactions and options for a number of the company’s businesses and has been in discussions with numerous third parties who have expressed interest in select businesses. For the worldwide packaged foods business, the company is exploring a possible sale transaction as well as a possible spin-off of this business to current Dole stockholders. The company is also exploring a possible separation of the worldwide packaged foods business in combination with Dole operations in Asia, into a stand-alone, primarily Asia-based company either through a possible joint venture with third parties interested in partnering with Dole or through an initial public offering in Asia. All of these alternatives are intended to enhance shareholder value. The company believes it is on track to achieve one or more of these possible transactions, or any other transaction in connection with the strategic review, by the end of the year. However, there can be no assurances that the company will pursue or complete any of the strategic alternatives that are currently being reviewed or any other transaction. The company intends to disclose developments with respect to the progress, if any, of the strategic review process at such time as the company determines that further disclosure is appropriate or where possible definitive agreement terms require disclosure.

Selected Financial Data (Unaudited)

	Quarter Ended		Half Year Ended
	June 16, 2012	June 18, 2011	June 16, 2012	June 18, 2011
	(In millions)
Revenues	$1,718.5	$1,915.7	$3,345.1	$3,601.8
Operating income	98.1	122.0	144.5	201.3
Adjusted EBITDA	132.2	161.1	203.2	271.9
Comparable Income	70.8	88.6	83.8	135.1

See “Non-GAAP Measurements” below for discussion of EBIT and Adjusted EBITDA.

Revenues

Revenues decreased 10% to $1.7 billion during the second quarter ended June 16, 2012, primarily as a result of the divestitures of two of our fresh fruit subsidiaries (German subsidiary and Dole Spain). Excluding 2011 revenues of $199 million from these divested businesses as well as second quarter 2012 sales of $26 million from the fourth quarter 2011 berry business acquisition, second quarter sales were comparable. Fresh fruit revenues, excluding the impact from the divestitures, decreased 4% primarily as a result of lower banana pricing in North America, as well as unfavorable foreign currency exchange movements in Europe. These factors were partially offset by higher volumes of bananas and other fresh fruit sold in Asia. Fresh vegetables revenues increased 11%, primarily due to higher sales of fresh berries resulting from the berry acquisition and higher sales of packaged salads, partially offset by lower pricing for fresh-packed vegetables. Excluding revenues from the acquired business, fresh vegetables sales increased 2%. Packaged foods revenues increased 7%, primarily due to higher sales of frozen fruit and healthy snacks in North America and improved pricing worldwide, partially offset by lower volumes of packaged fruit sold in North America and Europe.

Adjusted EBITDA

Adjusted EBITDA was $132 million in the second quarter of 2012 compared to $161 million in the prior year. Fresh fruit Adjusted EBITDA decreased primarily due to lower pricing for bananas in North America and Asia, partially offset by lower fruit costs from Latin America. Packaged foods Adjusted EBITDA decreased as a result of higher worldwide product costs and higher marketing expenses associated with the introduction of new frozen fruit products, partially offset by higher global pricing. Fresh vegetables Adjusted EBITDA increased as a result of higher earnings in the packaged salads business and earnings from the 2011 berry acquisition, partially offset by lower pricing in the fresh-packed vegetables business.

Segment Information (Unaudited)

	Quarter Ended		Half Year Ended
	June 16, 2012	June 18, 2011	June 16, 2012	June 18, 2011
	(In millions)
Revenues from external customers:
Fresh fruit	$1,138.5	$1,384.3	$2,262.2	$2,575.3
Fresh vegetables	288.6	258.9	524.5	489.1
Packaged foods	291.3	272.3	558.2	537.1

	$1,718.4	$1,915.5	$3,344.9	$3,601.5

	Quarter Ended		Half Year Ended
	June 16, 2012	June 18, 2011	June 16, 2012	June 18, 2011
	(In millions)
EBIT:
Fresh fruit EBIT	$88.9	$107.7	$126.4	$173.5
Fresh vegetables EBIT	10.3	5.6	17.3	17.9
Packaged foods EBIT	17.5	25.8	33.8	38.0

Total operating segments	116.7	139.1	177.5	229.4
Corporate:
Unrealized loss on cross currency swap	—	—	—	(3.8)
Net gain (loss) on long-term Japanese yen hedges	(1.6)	4.8	(0.6)	(22.6)
Net unrealized gain (loss) on foreign denominated instruments	(0.5)	(0.5)	3.1	(6.4)
Share-based compensation	(1.7)	(1.4)	(3.4)	(2.6)
Loss on early retirement of debt	(0.4)	—	(0.4)	—
Operating and other expenses	(12.3)	(11.0)	(24.1)	(20.5)

Corporate	(16.5)	(8.1)	(25.4)	(55.9)

Total EBIT before disc. ops.	$100.2	$131.0	$152.1	$173.5

See Exhibit 2 for further detailed information on the fresh fruit and packaged foods segments.

Cash and Debt (Unaudited)

	June 16, 2012	December 31, 2011
	(In millions)
Cash:
Cash and cash equivalents*	$94.7	$128.6

Total Debt:
Revolving credit facility	$—	$69.3
Term loan facilities	872.1	895.5
Senior Notes and Debentures	644.9	644.9
Other debt, net of debt discount	118.6	70.1

Total Debt	$1,635.6	$1,679.8

Net Debt	$1,540.9	$1,551.2

*	includes $0.6 million and $6.2 million of restricted cash at June 16, 2012 and December 31, 2011, respectively.

Conference Call

The company will hold a conference call for investors to discuss its second quarter results at 4:45 p.m. ET today. Access to a live audio webcast is available at http://investors.dole.com under “Webcasts.” Toll-free telephone access will be available by dialing 1-800-659-2037 in the United States and 1-617-614-2713 from international locations and providing the conference code 82908051. A replay of the call will be available until July 25, 2012. To access the telephone replay, dial 1-888-286-8010 from the United States and 617-801-6888 from international locations and enter the confirmation code 65331621. A replay of the webcast will be archived and available on www.dole.com.

Non-GAAP Measurements

Earnings before interest, taxes and discontinued operations (“EBIT before discontinued operations”), Adjusted EBITDA and Comparable Income from continuing operations (total and per share) are measures commonly used by financial analysts in evaluating the performance of companies. EBIT before discontinued operations is calculated from net income by adding interest expense and income tax expense, and adding the loss or subtracting the income from discontinued operations, net of income taxes. Adjusted EBITDA is calculated from EBIT before discontinued operations by: (1) adding depreciation and amortization; (2) adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges and the cross currency swap which do not have a more than insignificant financing element present at contract inception; (3) adding the net loss or subtracting the net gain on the long-term Japanese yen hedges; (4) adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations; (5) adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments; (6) adding share-based compensation expense; (7) adding charges for restructuring and long-term receivables; (8) adding loss on early retirement of debt and (9) subtracting the gain on asset sales. Due to the fact that the long-term Japanese yen hedges had more than an insignificant financing element at inception, the liability is treated as similar to a debt instrument and the associated cash flows are classified as a financing activity.

As a result, both the realized and unrealized gains and losses related to these hedges are subtracted from or added back to EBIT before discontinued operations when calculating Adjusted EBITDA. Comparable Income from continuing operations is calculated from income from continuing operations by adding charges for restructuring and long-term receivables, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges and the cross currency swap, net of income taxes, adding the net loss or subtracting the net gain on the long-term Japanese yen hedges, net of income taxes, adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, net of income taxes, adding share-based compensation expense, net of income taxes, adding the loss on early retirement of debt, net of income taxes, and subtracting the gain on asset sales, net of income taxes. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. Net debt is calculated as total debt less cash.

EBIT before discontinued operations, Adjusted EBITDA and Comparable Income from continuing operations (total and per share) are not calculated or presented in accordance with U.S. GAAP and are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT before discontinued operations, Adjusted EBITDA and Comparable Income from continuing operations (total and per share) as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included these three measures herein because management believes that they are useful performance measures for Dole and for securities analysts, investors and others in the evaluation of Dole.

Dole, with 2011 net revenues of $7.2 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Exhibit 1—Reconciliation of Net income to EBIT before discontinued operations and Adjusted EBITDA (Unaudited)

	Quarter Ended		Half Year Ended
	June 16, 2012	June 18, 2011	June 16, 2012	June 18, 2011
	(In millions)
Net income	$65.5	$83.1	$82.7	$85.1
Discontinued operations, net	—	(0.4)	—	(0.6)
Interest expense	30.8	34.8	61.6	70.3
Income taxes	3.9	13.5	7.8	18.7

Earnings before interest, taxes and discontinued operations (“EBIT before disc. ops”)	100.2	131.0	152.1	173.5
Depreciation and amortization	24.9	24.1	48.5	47.4
Net unrealized loss on derivative instruments	2.6	2.3	0.8	5.9
Net (gain) loss on long-term Japanese yen hedges	1.0	(5.0)	0.9	22.4
Foreign currency exchange (gain) loss on vessel obligations	(0.9)	0.1	0.5	2.5
Net unrealized (gain) loss on foreign denominated instruments	1.0	0.6	(2.9)	7.5
Share-based compensation	2.9	2.1	5.7	4.0
Charges for restructuring and long-term receivables	2.0	5.9	3.3	8.7
Loss on early retirement of debt	0.4	—	0.4	—
Gain on asset sales	(1.9)	—	(6.1)	—

Adjusted EBITDA	$132.2	$161.1	$203.2	$271.9

Exhibit 2—Items Eliminated to Calculate Adjusted EBITDA (Unaudited)

Fresh fruit and packaged foods EBIT was impacted by charges for restructuring, unrealized non-cash foreign currency exchange gains and losses, share-based compensation and gain on asset sales, which are detailed in the tables below. These items are eliminated for purposes of calculating Adjusted EBITDA.

	Quarter Ended		Half Year Ended
	June 16, 2012	June 18, 2011	June 16, 2012	June 18, 2011
	(In millions)
Fresh Fruit
Charges for restructuring and long-term receivables	$(2.0)	$(5.9)	$(3.3)	$(8.7)
Unrealized loss on foreign currency and fuel hedges	(2.9)	(1.8)	(1.5)	(0.6)
Net gain (loss) on long-term Japanese yen hedges	0.6	0.2	(0.3)	0.2
Net unrealized loss on foreign denominated instruments	(0.4)	(0.2)	(0.2)	(0.1)
Foreign currency exchange gain (loss) on vessel obligations	0.9	(0.1)	(0.5)	(2.5)
Share-based compensation	(0.6)	(0.4)	(1.3)	(0.8)
Gain on asset sales	1.9	—	6.1	—

Total	$(2.5)	$(8.2)	$(1.0)	$(12.5)

	Quarter Ended		Half Year Ended
	June 16, 2012	June 18, 2011	June 16, 2012	June 18, 2011
	(In millions)
Packaged Foods
Unrealized gain (loss) on foreign currency hedges	$0.3	$(0.5)	$0.7	$(1.5)
Unrealized gain (loss) on foreign denominated instruments	(0.1)	0.1	—	(1.0)
Share-based compensation	(0.3)	(0.2)	(0.5)	(0.3)

Total	$(0.1)	$(0.6)	$0.2	$(2.8)

Exhibit 3—Reconciliation of Income from continuing operations to Comparable Income from continuing operations (Unaudited):

	Quarter Ended
	June 16, 2012		June 18, 2011
	(In millions, except per share data)
		Earnings per share		Earnings per share
Income from continuing operations	$65.5	$0.74	$82.7	$0.94
Net unrealized loss on derivative instruments, net of income taxes of $(0.5) million and $(0.1) million	2.2	0.03	2.2	0.03
Net (gain) loss on long-term Japanese yen hedges, net of income taxes of $(0.2) million and $0 million	0.8	0.01	(5.0)	(0.06)
Charges for restructuring, net of income taxes[1]	2.0	0.02	5.9	0.07
Foreign currency exchange (gain) loss on vessel obligations, net of income taxes[1]	(0.9)	(0.01)	0.1	—
Net unrealized loss on foreign denominated instruments, net of income taxes of $(0.2) million and $0 million	0.8	0.01	0.6	0.01
Share-based compensation, net of income taxes of $(0.8) million and $0 million	2.0	0.02	2.1	0.02
Loss on early retirement of debt, net of income taxes of $(0.1) million	0.3	0.00	—	—
Gain on asset sales, net of income taxes of $0.1 million	(1.9)	(0.02)	—	—

Comparable Income from continuing operations	$70.8	$0.80	$88.6	$1.01

[1]	There was no income tax impact for this reconciling item.

	Half Year Ended
	June 16, 2012		June 18, 2011
	(In millions, except per share data)
		Earnings per share		Earnings per share
Income from continuing operations	$82.7	$0.94	$84.5	$0.96
Net unrealized loss on derivative instruments, net of income taxes of $0.1 million and $(0.4) million	0.9	0.01	5.5	0.06
Net loss on long-term Japanese yen hedges, net of income taxes of $(0.1) million and $0 million	0.8	0.01	22.4	0.25
Charges for restructuring, net of income taxes[1]	3.3	0.04	8.7	0.10
Foreign currency exchange loss on vessel obligations, net of income taxes[1]	0.5	0.01	2.5	0.03
Net unrealized (gain) loss on foreign denominated instruments, net of income taxes of $(0.1) million and $0 million	(3.0)	(0.03)	7.5	0.08
Share-based compensation, net of income taxes of $(1.7) million and $0 million	4.0	0.04	4.0	0.05
Loss on early retirement of debt, net of income taxes of $(0.1) million	0.3	0.00	—	—
Gain on asset sales, net of income taxes of $0.5 million	(5.7)	(0.07)	—	—

Comparable Income from continuing operations	$83.8	$0.95	$135.1	$1.53

[1]	There was no income tax impact for this reconciling item.